Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMUNITY BANCORP INC.

Pursuant to Section 242 of the General Corporation

Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:    The name of the corporation is Community Bancorp Inc.

SECOND:    The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Article 4 of the Certificate of Incorporation is amended in its entirety to read as follows:

“4.  (a)  The total number of shares of stock that the corporation shall have authority to issue is eleven million (11,000,000) shares, divided into two classes, as follows: ten million (10,000,000) shares of common stock having a par value of sixty-two and one-half cents ($0.625) per share (“Common Stock”); and one million (1,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (“Preferred Stock”).

(b)  The Board of directors may issue Preferred Stock from time to time in one or more series, for such consideration as the Board of Directors may determine, with such voting power, not exceeding one vote per share, and with such designations, preferences and relative, participating, option or other special rights and qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions providing for the issue thereof. All shares of one series shall be of equal rank and identical in all respects. The powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors is authorized to adopt a resolution at any time (i) fixing or altering the voting powers, designations, preferences, rights, qualifications, limitations and restrictions applicable to any wholly unissued series of Preferred Stock; and (ii) increasing or decreasing the number of shares constituting such series, either before or after issuing shares of such series, but not below the number of such shares then outstanding. Unless and to the extent otherwise required by law, holders of any series of Preferred Stock shall have only such voting rights, if any, as may have been determined by the Board of Directors in connection with the creation of such series or the modification thereof as allowed by this paragraph. In no event shall the Preferred Stock be entitled to more than one vote per share.

(c)  Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series Preferred Sock in accordance with Section (b) of this Article 4) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(d)  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

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(e)  Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.”

Article 7 subsection (b) of the Certificate of Incorporation is amended in its entirety to read as follows:

“(b)  Directors shall be elected annually, and except as set forth in this paragraph in connection with the initial classification of directors, shall serve for terms of three years. Cumulative voting shall apply in the election of directors. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class (“Class I”) to expire at the 2003 annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the 2004 annual meeting and the term of office of the third class (“Class III”) to expire at the 2005 annual meeting. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for three-year term of office and until the election and qualification of their respective successors in office.

Any vacancies in the board of directors for any reason, and any directorships resulting from an increase in the authorized number of directors, may be filled by action of a majority of the directors then in office, although less than a quorum; and any directors so chosen shall hold office for the remainder of the term which each is chosen to fill.”

THIRD:    The amendments effected herein were authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5th day of September, A.D. 2002.

By:	/s/ THOMAS E. SWANSON
Name:	Thomas E. Swanson
Title:	President, Chief Executive Officer

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